EXHIBIT 11

                            WINLAND ELECTRONICS, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)




                                                      Three Months Ended
                                                            March 31,
                                                       1997            1996
Earning:
   Net Income(Loss):                                $ 128,337    $    71,571
-------------------------------------------------------------------------------


Primary Earnings(Loss)Per Share                     $   0.046    $     0.028
-------------------------------------------------------------------------------

Shares:
 Weighted average number of
   common shares outstanding                        2,776,384      2,583,311
Assuming exercise of options
   and warrants  reduced by the number
   of shares which could have been purchased
   with the  proceeds  from  exercise  of
   options  and  warrants(treasury  stock
   method) using average market price,
   except if anti-dilutive.                            60,300        283,934
Weighted average number of
   common and common equivalent
   shares outstanding                               2,836,684      2,867,245
-------------------------------------------------------------------------------

Fully Diluted Earnings(Loss)
Per Share                                           $   0.045      $   0.025
-------------------------------------------------------------------------------











                                       13